UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2001
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              Realmark Property Investors Limited Partnership VI B
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             (Exact name of registrant as specified in its charter)


Delaware                           2-65391                        16-1173249
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(State of formation)        (Commission File No.)               (IRS Employer
                                                             Identification No.)

2350 North Forest Road, Suite 12-A, Getzville, NY                   14068
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(Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code   (716) 636-9090
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
Item 2.  Acquisition or Disposition of Assets.

In its March 31, 2001 and June 30, 2001 Form 10-Qs, Realmark Property Investors Limited Partnership VI B (the "Partnership") reported the existence of a contingent $4.7 million sales agreement covering one of its properties, Fairway Club Apartments. On August 16, 2001, the sale was consummated with an unaffiliated entity, Princeton Fairway Club Apartments Limited Partnership, for cash of $4,373,000 and a $327,000 sixty-day note from the purchaser, resulting in a net gain of approximately $1.8 million. After satisfaction of the $2,567,000 mortgage loan on the property and payment of closing costs, the net cash proceeds available amount to approximately $1,550,000, before satisfaction of any remaining obligations related to the property.


Item 7.  Financial Statements and Exhibits.

(b) Pro forma financial information.

On a pro forma basis, if the sale of the Fairway Club property had occurred on June 30, 2001, the date of the last balance sheet filed by the Partnership, that balance sheet would have shown: an increase in cash and equivalents from $.9 to $2.5 million; a note receivable of $327,000; decreases in property of $2.7 million and in mortgage loans of $2.6 million; and an increase in partnership capital of $1.9 million.

If the property had been sold on January 1, 2000, the pro forma results of operations for the year ended December 31, 2000 would have been a net loss of $177,000 ($2.25 per limited partnership unit) $57,000 less than the historical net loss, resulting from decreases in revenue and expense of $1,019,000 and $1,076,000, respectively. For the six months ended June 30, 2001, pro forma net income would have been $598,000 ($7.61 per limited partnership unit), resulting from decreases in revenue and expense of $519,000 and $473,000, respectively.

All of the foregoing pro forma operating data excludes the gain on the disposition of the property and simply reflects the elimination of Fairway Club's operating accounts from the consolidated historical results.


(c) Exhibits.

(1) Real estate purchase agreement and two amendments thereto, between the Partnership's subsidiary, Realmark-Villa, L.L.C., and Princeton Acquisition LLC on behalf of an entity eventually named Princeton Fairway Club Apartments Limited Partnership.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realmark Property Investors Limited Partnership VI B
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                   (Registrant)



/s/ Joseph M. Jayson                                          8/31/01
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Joseph M. Jayson, Individual General Partner                  (Date)